UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2014

Victory Electronic Cigarettes Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-52745	98-0534859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11335 Apple Drive, Nunica, Michigan 49448
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (616) 384-3272

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On February 12, 2014, Victory Electronic Cigarettes Corporation (the “Company” or “Victory”) entered into an Agreement and Plan of Merger (the “Agreement”) with FIN Electronic Cigarette Corporation, Inc., a Delaware corporation (“FIN”), VCIG LLC, a Delaware limited liability company and a wholly-owned subsidiary of Victory (“Merger Sub”), and Elliot B. Maisel, as representative of the FIN stockholders, pursuant to which the Company will acquire FIN (the “Merger” or “Transaction”). Pursuant to the terms of the Agreement, FIN will merge with and into Merger Sub with Merger Sub surviving as a wholly-owned subsidiary of the Company. Concurrent with the closing of the Transaction (the “Closing”), the parties will file articles of merger with the Secretary of State of Delaware, in accordance with the relevant provisions of the Delaware Limited Liability Company Act (the “DLLCA”).

At the time the Merger becomes effective (the “Effective Time”), the stockholders of FIN shall receive one hundred shares of the Company’s common stock, par value $0.001 per share,  for each share of FIN’s common stock, par value $0.01 per share, owned by them at the Effective Time (the “Merger Consideration”). Any fractional shares shall be rounded up to the nearest whole number.

The Transaction is expected to be consummated on the later of March 3, 2014 or the date upon which the conditions described below under the subsection entitled “Conditions to Closing of the Transaction” have been satisfied, but not later than March 31, 2014, unless the Company and FIN agree in writing to delay the closing to a later date.

Conditions to Closing of the Transaction

The obligations of the parties to the Agreement to consummate the Transaction are subject to the satisfaction (or waiver by each other party) of standard closing conditions. Additionally, the following specific conditions set forth in the Agreement must be met before or simultaneously with the consummation of the Transaction:

●	The Company will appoint Elliot Maisel as the Vice Chairman of its Board of Directors and enter into a Director Agreement with him;
●	The Company will enter into an agreement with Tom Gangle granting him board observation rights and audit committee observation rights;
●
The Company and the FIN stockholders will enter into a registration rights agreement pursuant to which the Company will agree to register the shares being issued to the stockholders as merger consideration based on certain terms and conditions;

●
FIN shall have obtained consent to transfer an existing credit and security agreement between it and a certain lender to the Company (the “Debt Agreement”), and the Company must obtain consent from its existing debt holders to allow for assumption of the Debt Agreement and to allow the lender to maintain a senior secured position against the FIN’s accounts receivable and inventory and a junior secured position against all of the Company’s assets post-Closing;

●
The Company will pay-off $10 million of certain indebtedness and liabilities of FIN and its subsidiaries simultaneously with the Closing and will issue $15 million of promissory notes to satisfy other indebtedness and liabilities of FIN and its subsidiaries that would otherwise become due as of the Closing (the “Pay-off”); and

●	FIN and the FIN shareholders will enter into an assignment and assumption agreement whereby the FIN stockholders will assume any of the FIN liabilities remaining after the payment of the Pay-off.

Termination

The Agreement may be terminated prior to Closing by mutual written consent of both parties or by any party by giving written notice to the other parties. The terminating party will pay a $1,500,000 break-up fee under certain circumstances outlined in the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 2.1.

About FIN Electronic Cigarette Corporation

FIN is one of the leading electronic cigarette brands in the United States with distribution in all 50 states in more than 50,000 outlets.  FIN is distributed across all major channels and is one of the top three brands in the convenience, drug, mass, and food channels.  The FIN brand enjoys the number one market share position in Wal-Mart, and is a leading brand in other major retailers including Walgreens, Rite-Aid, 7-11, Kroger, Circle K, Sam’s, Murphy USA, Mapco, Stripes and over 200 other major chains.

Item 8.01	Other Events

On February 12, 2014, the Company issued a press release (the “Press Release”) announcing the execution of the Agreement with FIN.  A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1
Agreement and Plan of Merger by and between Victory Electronic Cigarettes Corporation, VCIG LLC, FIN Electronic Cigarette Corporation and Elliot B. Maisel, only as representative of the FIN stockholders, dated as of February 12, 2014.

99.1	Press Release dated February 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY ELECTRONIC CIGARETTES CORPORATION

Date: February 19, 2014	By:	/s/ Robert Hartford
Name: Robert Hartford
Title: Chief Financial Officer